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                          CERTIFICATE OF AMENDMENT
                                     OF
                            AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION
                                     OF
                           UNIFIED HOLDINGS, INC.



           PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW
                          OF THE STATE OF DELAWARE

         Unified Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

         Through Joint Action by Consent of the Board of Directors and the stockholders of Unified Holdings, Inc. dated as of December 15, 1997, a resolution was duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"). Such resolution recommended that Article 1 of the Certificate of Incorporation of the Corporation be deleted in its entirety and replaced with the following provision:

         The name of this Corporation is Unified Financial Services, Inc.

         IN WITNESS WHEREOF, Unified Holdings, Inc. has caused this Certificate of Amendment to be signed and attested by its duly authorized officers as of this 15th day of December 1997.



                                  UNIFIED HOLDINGS, INC.


                                  By:/s/ Timothy L. Ashburn
                                     -------------------------------------------
                                     Timothy L. Ashburn, Chairman of the Board
                                     and Chief Executive Officer


Attest:



/s/ Carol J. Highsmith
------------------------------------
Carol J. Highsmith, Secretary